Exhibit 99.2

                     BAYCORP HOLDINIGS, LTD.
                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
            Phone (603) 766-4990   Fax (603) 766-4991


BayCorp Announces Acquisition of Benton Falls Hydroelectric Plant
  -------------------------------------------------------------


     PORTSMOUTH, NEW HAMPSHIRE , March 17, 2005 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today that it completed the acquisition of Benton Falls Associates, a limited partnership which owns a 4.3 megawatt hydroelectric generation plant in Benton, Maine ("Benton Falls"). BayCorp acquired the plant from The Arcadia Companies for $2.2 million.

     BayCorp will immediately assume operating responsibility for Benton Falls. The output from Benton Falls is sold to Central Maine Power Corporation ("CMP") under a power purchase agreement ("PPA") that expires in December 2007. The rates under the PPA are indexed to CMP's standard rates for energy and capacity purchases established annually by the Maine Public Utilities Commission. Upon expiration of the PPA, the output of Benton Falls will be used as a physical hedge for a portion of BayCorp's supply obligations under its nine megawatt supply contract with Unitil Power Corp. that runs through October 2010.

About BayCorp
-------------
     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Great Bay Power Marketing, Inc., which purchases and markets power on the open market; Great Bay Hydro Corporation, which owns and operates hydrogeneration facilities in Vermont; Nacogdoches Power, LLC, which is developing the Sterne Power Project in Texas; Nacogdoches Gas, LLC, which owns and develops natural gas and oil assets in East Texas; and Great Bay Hydro Maine, LLC and its subsidiary, Great Bay Hydro Benton, LLC, the owners and operators of Maine hydroelectric generation assets. BayCorp also owns a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange.

Forward Looking Statements
--------------------------
Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." Such statements include those addressing the Company's participation in the Central Maine Power agreement and use of the Benton Falls project as a physical hedge. Factors that may affect future results include the performance of parties under the PPA, actions of the Maine Public Utilities Commission, other governmental regulation and changes in laws and the results of continued operation of the Benton Falls facilities. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.

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